Exhibit 4.6

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT, dated as of September 29, 2011 (this “Amendment”), made by Platinum Energy Solutions, Inc., a Nevada corporation (“Issuer”), and Platinum Pressure Pumping, Inc., a Delaware corporation (the “Guarantor”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantor are parties to that certain Registration Rights Agreement dated March 3, 2011 (the “Agreement”) that inures to the benefit of the Holders of the Securities;

WHEREAS, Sections 11(d) and 11(k) of the Agreement provide that the Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, with the prior written consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Transfer Restricted Securities (other than Securities held by the Issuer or its affiliates (as such term is defined in Rule 405 under the Securities Act)) in circumstances that would adversely affect any Holders of Transfer Restricted Securities; and

WHEREAS, Holders of not less than a majority in aggregate principal amount of the outstanding Transfer Restricted Securities (other than Securities held by the Issuer or such affiliates) have consented to this Amendment.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS TO THE AGREEMENT. The definition of “Effectiveness Date” in Section 1 of the Agreement is hereby amended and restated in its entirety so as to read as follows:

“Effectiveness Date: January 31, 2012.”

All references in the Agreement to “Effectiveness Date” shall hereafter be deemed to refer to the Effectiveness Date as so amended.

3. FULL FORCE AND EFFECT. Except as expressly amended hereby, each provision of the Agreement shall remain in full force and effect.

4. GOVERNING LAW. This Amendment will be governed by and construed in accordance with the laws of the State of New York.

5. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

6. HEADINGS. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Registration Rights Agreement to be duly executed and attested, all as of the date first above written.

Dated: September 29, 2011

PLATINUM ENERGY SOLUTIONS, INC.

By:	/s/ J. Clarke Legler, II
Name:	J. Clarke Legler, II
Title:	Chief Financial Officer

PLATINUM PRESSURE PUMPING, INC.

By:	/s/ J. Clarke Legler, II
Name:	J. Clarke Legler, II
Title:	Chief Financial Officer